Exhibit 10.35

AMENDMENT TO
EMPLOYMENT AGREEMENT
between

T-Mobile US, Inc., (the “Company”)

and

John Legere (the “Executive”).

Dated October 23, 2013

W I T N E S S E T H:
WHEREAS, Executive entered into an Employment Agreement with T-Mobile USA, Inc., a wholly-owned subsidiary of the Company, dated and effective as of September 22, 2012 (the “Employment Agreement”); and
WHEREAS, the parties wish to amend the Employment Agreement as set forth in this instrument (the “Amendment”) to address certain matters as a result of the consummation of the transactions on April 30, 2013, pursuant to the Business Combination Agreement by and among MetroPCS Communications, Inc., Deutsche Telekom, AG and certain other parties;
NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	References to “Company"

For purposes of the Employment Agreement, from and after April 30, 2013, “Company” refers to T-Mobile US, Inc.; provided, however, that for payroll and tax reporting purposes, Executive may remain an employee of T-Mobile USA, Inc.

2.	Amendments Related to Pro Rata Annual Performance Bonus

(a)	Paragraph 5(b)(iv) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“(iv)
A pro rata annual performance bonus under paragraph 3(b) above for the fiscal year of the Company in which the Termination Date occurs, based on the number of days in the fiscal year through the Termination Date divided by 365 and (A) for any annual performance bonus for 2013, assuming target performance and (B) for any annual performance bonus for 2014 or later, based on actual performance results for the fiscal year; plus”

(b)	The final sentence of paragraph 5(b) of the Employment Agreement is amended effective as of the date hereof to read as follows:
“Such payments shall be made in a lump sum within ten (10) days after the Release Effective Date, provided (A) the Executive is then in compliance with his ongoing obligations to the Company set forth in the Restrictive Covenant and Confidentiality Agreement referenced in paragraph 6 below and (B) the amount payable under clause (iv) for performance during 2014 or any later year shall be made at the same time other annual performance bonuses are paid to executives after a determination of performance results by the Committee (but no later than the 15th day of the third calendar month following the end of the applicable fiscal year).”

(c)	Paragraph 5(c)(iv) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“(iv)
A pro rata annual performance bonus under paragraph 3(b) above for the fiscal year of the Company in which the Termination Date occurs, based on the number of days in the fiscal year through the Termination Date divided by 365 and assuming target performance; provided, however, that for any annual performance bonus for 2014 or later, if the Termination Date occurs during the Protected Period but before the consummation of the Change in Control Event and the Change in Control Event occurs after the date annual performance bonuses are otherwise paid for the applicable fiscal year, then the pro rata amount shall be based on actual performance results for the fiscal year (i.e., the same as under paragraph 5(b)(iv) above); plus”

(d)	The next to last sentence of paragraph 5(c) of the Employment Agreement is amended effective as of the date hereof to read as follows:
“Such payments shall be made in a lump sum within ten (10) days after the Release Effective Date, provided the Executive is then in compliance with his ongoing obligations to the Company set forth in the Restrictive Covenant and Confidentiality Agreement referenced in paragraph 6 below; provided, however, that (A) in case of a Termination Date that occurs during the Protected Period but before the consummation of the Change in Control Event, the amount set forth in clause (iv) above for performance during 2014 or any later year shall not be paid until the earlier of (I) within ten days following the consummation of the Change in Control Event or (II) the time when other annual performance bonuses are paid to executives after a determination of performance results by the Committee (but no later than the 15th day of the third calendar month following the end of the applicable fiscal year), and (B) the amount set forth in clause (viii) above shall not be paid prior to the consummation of the Change in Control Event and shall be paid within ten days of the consummation of the Change in Control Event.”

3.	Change to Definition of “Change in Control Event”

Paragraph 5(g)(ii) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“(ii)	“Change in Control Event” means the occurrence of a “Change in Control” as defined under the Company’s 2013 Omnibus Incentive Plan (or any successor plan thereto).”

4.	Change to Definition of “Protected Period”

Paragraph 5(g)(iii) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“(iii)
“Protected Period” means the period (A) beginning three months before the date a definitive agreement is entered into which in fact culminates in a Change in Control Event and (B) ending on the second anniversary of the Change in Control Event.”

5.	No Other Changes

Except as expressly or by necessary implication amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
T-Mobile US, INC

By: /s/ Timotheus Höttges

Chairman, Board of Directors

Executive

/s/ John Legere
John Legere